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                                    EXHIBIT 5
                                  LEGAL OPINION

March 29, 2002

SFBC International, Inc.
11190 Biscayne Boulevard
Miami, Florida 33181

Attention: Dr. Lisa Krinsky

        Re: SFBC International, Inc./Form S-8

Dear Dr. Krinsky:

       You have advised us that SFBC International, Inc. (the "Company") is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement") with respect to 1,775,000 shares of common stock, $.001 par value per share, issuable under the Second Amended and Restated 1999 Stock Option Plan of the Company and three stock option agreements.

       In connection with the filing of this Registration Statement, you have requested us to furnish you with our opinion as to the legality of (i) such of the Company's shares as are presently outstanding; and (ii) such securities as shall be offered by the Company itself pursuant to the Prospectus which is part of the Registration Statement.

       You have advised us that as of March 29, 2002 the Company's authorized capital consists of 50,000,000 shares of common stock, $.001 par value, of which 6,858,042 shares have been issued. You have further advised us that the Company has received valid consideration for the issuance of these shares.

       After having examined the Company's certificate of incorporation, as amended, bylaws, minutes and the Second Amended and Restated 1999 Stock Option Plan, and the financial statements incorporated by reference into the Registration Statement, we are of the opinion that the issued and outstanding shares of common stock (numbering 6.858.042) are, and the unissued securities to be offered by the Company itself pursuant to the Registration Statement will be, when offered and sold, fully paid and non-assessable, duly authorized and validly issued.

                                           Very truly yours,


                                           /s/ Harris & Gilbert, LLP